Exhibit 10.1

PREMIER FINANCIAL CORP.

LONG TERM INCENTIVE PROGRAM

(Effective for Performance Periods Beginning On or After January 1, 2022)

Premier Financial Corp. (the “Company”) maintains the Long Term Incentive Program (the “LTI Program”) to identify the specific performance related objectives associated with certain equity incentive grants, or with the issuance of incentives payable in shares of common stock of the Company, for the benefit of certain key executives of the Company and the Company’s subsidiaries. The LTI Program, awards issued under this LTI Program (each an “LTI Award”), award agreements, the Amended and Restated 2015 Long Term Incentive Plan, and the Amended and Restated 2018 Equity Incentive Plan are overseen by the Compensation Committee (the “Committee”) of the Board of Directors of Premier Financial Corp.

The individuals eligible to receive an award under the LTI Program will be determined by the Company, or by the Committee with respect to the CEO and any other officers covered by Rule 16a-1(f) under the Securities Exchange Act of 1934, from time to time.

Performance Share Units:

A Performance Share Unit LTI Award is designed to align an individual’s compensation with the long term success of the Company based upon the achievement of certain performance measures at the end of the performance period. The performance period and performance measures are both identified at the time of grant.

A target award will be identified at the time of grant representing a number of shares determined as a percentage of the grantee’s base salary translated into Performance Share Units based upon the Company’s average stock price for the twenty (20) trading days prior to the effective date of the grant.

The performance period for Performance Share Unit LTI Awards is three years beginning on January 1 of the year of grant through December 31 at the close of the three year performance period.

If the performance measures are satisfied, the Performance Share Unit LTI Award will vest and be converted to shares of common stock of the Company based on the level of performance achieved. The actual number of common shares that the grantee earns at the end of the performance period will be determined by the Committee based on the level of achievement of the performance measures. All determinations of whether the performance measures have been achieved, any adjustments attributed to changes in average base salary, the actual award earned by the grantee, and all other matters related to a Performance Share Unit LTI Award will be made by the Committee in its sole discretion.

Performance Measures, Weightings, Goals, and Payout Calibration:

The performance measures are:

•	3-year average core ROA will be weighted 50% and be evaluated relative to Peer Group (defined below) performance; and

•	3-year relative Total Shareholder Return (TSR) will be weighted 50% and be evaluated relative to the Peer Group.

The table below sets forth the two performance measures, their respective weighting, how performance on each measure will be evaluated (relative to peers or relative to plan) and the goals for threshold performance, target performance and superior performance. Achievement of the threshold performance goal will result in 50% of the target payout, achievement of the target performance goal will result in 100% of target payout for the respective measure, and achievement of the superior performance goal will result in 150% of the target payout for the measure. Payouts for performance between threshold and target, or between target and superior, will be interpolated.

Performance-Payout Table:

		Evaluated	Performance Goals
Performance Measure	Weight	vs.	Threshold	Target	Superior
3-year Average Core ROA	50%	Peers	25th %ile	50th %ile	75th %ile
3-year Total Shareholder Return (rTSR)	50%	Peers	25th %ile	50th %ile	75th %ile
Payout for Performance Level (% of Target Opportunity):			50%	100%	150%

Definitions:

•	3-year Average Core ROA: “Core return on average assets” or “Core ROA” means the return on average assets adjusted for merger related costs and expenses. Core ROA is determined for each member of the Peer Group for each annual period and then averaged to determine the Average Core ROA for each member of the Peer Group.

•	3-year Total Shareholder Return: “Total Shareholder Return” represents the stock price appreciation measured by comparing each Peer Group member’s 20 day average stock price prior to the start of the first calendar year of the performance period, with each member’s 20 day average stock price at the end of the third calendar year of the performance period, plus reinvested dividends throughout the performance period.

•	Peer Group: The Committee will determine the relevant Peer Group members prior to each grant of a Performance Share LTI Award. The Peer Group will be identified in the applicable award agreement. The Committee maintains discretion to change (including adding, subtracting or replacing) the members of the Peer Group at any time during a Performance Period in order that the Peer Group continue to be representative of the Company’s peers in terms of size, market, strategy, or such other attributes as the Committee determines appropriate.

Restricted Stock Awards

A Restricted Stock Award is an incentive compensation award designed to encourage the long term commitment of an employee to the Company to support the long term success of the Company. The vesting of Restricted Stock Awards is conditioned upon the grantee remaining employed by the Company through a vesting period identified in the applicable award agreement except as provided within an applicable award agreement.

General Terms

All awards issued under this Program (“LTI Awards”) will be evidenced and subject to the terms of specific award agreements and will be subject to either the Amended and Restated 2015 Long Term Incentive Plan or the Amended and Restated 2018 Equity Incentive Plan, as identified within the applicable award agreement. Award agreements will include additional terms and conditions concerning vesting, forfeiture, transferability, the impact of a change in control, shareholder rights (if any), restrictive covenants, tax matters and other general matters.

The Committee maintains flexibility and discretion to amend, modify, terminate or otherwise adjust the Long Term Incentive Plan, as necessary, including, but not limited to, adjusting measure definitions, if such adjustments ensure a better comparison relative to the peer group and more appropriately reflect the goals of the Long Term Incentive Program and the Company’s compensation philosophy.